CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the inclusion in the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 58 to the Registration Statement on Form N-1A of Fidelity Money Market Trust:
Retirement Money Market Portfolio and Retirement Government Money Market Portfolio of our reports dated October 10, 1997 on the financial statements and financial highlights included in the August 31, 1997 Annual Reports to Shareholders of Retirement Money Market Portfolio and Retirement Government Money Market Portfolio.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statement of Additional Information.

/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
October 14, 1997